Exhibit (14)(f)

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

FS Investment Corporation III

Our audits of the consolidated financial statements and internal control over financial reporting referred to in our reports dated March 19, 2019, and included in this Form N-14, also included an audit of the senior securities table of FS Investment Corporation III appearing in this Form N-14. This table is the responsibility of FS Investment Corporation III’s management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements.

In our opinion, the senior securities table, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ RSM US LLP

Blue Bell, Pennsylvania

July 3, 2019